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                                                                    Exhibit 10.5

                     FORBEARANCE AND REAFFIRMATION AGREEMENT
                     ---------------------------------------

     THIS FORBEARANCE AND REAFFIRMATION AGREEMENT (the "Agreement") is made and entered into as of the 15th day of June, 2001, by and among AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO, a national banking association (the "Bank") and Coolsavings.com Inc., a Michigan corporation with its principal place of business at 360 North Michigan Avenue, Chicago, Illinois 60601 (the "Company").

     A. WHEREAS, the Company is currently indebted to the Bank pursuant to, inter alia, the terms of the following instruments or agreements:

          (i) Promissory Note (Secured) dated October 1, 2000, in the principal amount of Three Million and 00/100 Dollars ($3,000,000.00), made, executed and delivered by the Company to the Bank, as amended from time to time (the "October Note");

          (ii) Installment Note (Secured) dated September 22, 2000 in the principal amount of Three Million Five Hundred Thousand and 00/100 Dollars ($3,500,000.00), made, executed and delivered by the Company to the Bank (the "September Note");

          (iii) Loan and Security Agreement dated as of January 19, 2000, by and between the Company and the Bank, as amended from time to time, including under that certain First Amendment to Loan and Security Agreement dated September 22, 2000 (collectively, the "Loan Agreement");

     B. WHEREAS, at the request of the Company, the Bank has issued the following letters of credit:

          (i) Letter of Credit issued by the Bank on May 8, 2000 in the original amount of Ninety-Two Thousand Three Hundred Forty and 00/100 Dollars ($92,340.00) in favor of 230 Park Investors LLC, as amended and supplemented or clarified by all other documents executed and/or delivered to the Bank in connection therewith (the "Park LC");

          (ii) Letter of Credit issued by the Bank on May 16, 2000 in the original amount of Two Hundred Sixty-Eight Two Hundred Seven and 00/100 Dollars ($268,207.00) in favor of 153 Kearney Street Associates, LLC, as amended and supplemented or clarified by all other documents executed and/or delivered to the Bank in connection therewith (the "Kearney LC");
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          (iii) Letter of Credit issued by the Bank on May 5, 2000 in the original amount of Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00) in favor of 360 North Michigan Trust (the "Michigan Trust"), as amended and supplemented or clarified by all other documents executed and/or delivered to the Bank in connection therewith (the "Michigan Trust LC 1"); and

          (iv) Letter of Credit issued by the Bank on April 5, 2000 in the original amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00) in favor of 360 North Michigan Trust, as amended and supplemented or clarified by all other documents executed and/or delivered to the Bank in connection therewith (the "Michigan Trust LC 2") (the letters of credit referred to in subparagraphs i-iv and the "New Michigan Trust LC" as hereinafter defined, shall sometimes be collectively referred to as the "LCS") (All obligations, indebtedness or liabilities of the Company to the Bank as defined, described or otherwise set forth under the October Note, the September Note, or the Loan Agreement, including all direct and contingent obligations of the Company to the Bank under the LCS and the obligation to reimburse the Bank for any draws thereunder, and any and all overdrafts heretofore, now or hereafter arising under any bank accounts maintained by the Company at the Bank, shall be hereinafter collectively referred to as the "Company Obligations").

     C. WHEREAS, under the Loan Agreement, to secure the prompt payment to Bank of the Company Obligations and the prompt, full and faithful performance by Borrower of all the provisions to be kept, observed or performed by Borrower under the Loan Agreement or the "Other Agreements" as defined in the Loan Agreement, the Company granted to the Bank a security interest in and to, and collaterally assigned to the Bank, inter alia, all of Company's property, wherever located, whether now or hereafter existing, owned, licensed, leased (to the extent of Company's leasehold interest therein), consigned (to the extent of Company's ownership therein), arising and/or acquired, including without limitation all of Company's: (a) Accounts (as that term is defined in the Loan Agreement), chattel paper, tax refunds, contract rights, leases, leasehold interests, letters of credit, instruments, documents, documents of title and beneficial interests; (b) all goods whose sale, lease or other disposition by Company have given rise to Accounts and have been returned to or repossessed or stopped in transit by Company; (c) certificated and uncertificated securities;
(d) goods, including without limitation all its consumer goods, machinery, equipment, farm products, fixtures and inventory; (e) liens, guaranties and other rights and privileges pertaining to any of the Collateral (as defined in the Loan Agreement); (f) monies, reserves, deposits, deposit accounts and interest or dividends thereon, cash or cash equivalents; (g) all property now or at any time or times hereafter in the possession, or under the control of Bank or its bailee; (h) all accessions to the foregoing, all litigation proceeds pertaining to the foregoing and all substitutions, renewals, improvements and

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replacements of and additions to the foregoing; and (i) all books, records and computer records in any way relating to the Collateral (as defined in the Loan Agreement). (All of the aforesaid property and assets herein above described in this paragraph C, including subparagraphs (a)-(i) inclusive, and in paragraph D below is hereinafter individually and collectively referred to as the "Bank Collateral.")

     D. WHEREAS, in addition to the foregoing, on or about September 22, 2000, the Company made, executed and delivered in favor of the Bank, that certain Pledge Agreement, pursuant to which the Company granted in favor of the Bank, inter alia, a first lien and security interest in that certain Bank One Investment Advisors Account #2600171300.

     E. WHEREAS, to perfect the Bank's liens and security interests in the Bank Collateral, the Company executed and delivered to the Bank, inter alia, various financing statements (the instruments and agreements evidencing the Company Obligations as referenced above, and any and all other documents, instruments and agreements heretofore, now or hereafter executed in favor of and/or delivered to the Bank by the Company or otherwise related thereto shall be hereinafter collectively referred to as the "Loan Documents").

     F. WHEREAS, the Company is in default under the Loan Documents, as a result, inter alia, of failing to remain in compliance with various financial covenants under the Loan Agreement (the "Company Defaults").

     G. WHEREAS, the Company acknowledges that as a result of the Company Defaults, pursuant to the terms of the Loan Documents, the Bank presently has the unconditional and absolute right to demand payment in full of the Company Obligations and that the Company is unconditionally and absolutely liable to the Bank therefor.

     H. WHEREAS, the Company further acknowledges that as a result of the Company Defaults, the Bank presently has the absolute and unconditional right to exercise and enforce any and all remedies under the Loan Documents and applicable law to recover the Company Obligations, including with respect to the Bank Collateral.

     I. WHEREAS, the Company is desirous of having the Bank refrain and forbear from exercising the rights and remedies available to the Bank under the Loan Documents from the date hereof through and including December 31, 2002 (the "Forbearance Period"), in the manner hereinafter set forth, and to extend the additional financial accommodations identified hereunder with respect to the LCS.

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     J.   WHEREAS, to induce the Bank to forbear as provided in this Agreement, the Company herein agrees, subject in all respects to the terms of this
Agreement: (i) to ratify and reaffirm all of the Company Obligations, and the terms and conditions of the Loan Documents; (ii) to grant in favor of the Bank a first lien and security interest in those assets and properties of the Company which do not presently comprise the Bank Collateral, including, without limitation all of the Company's intangible personal property and intellectual property (the "Additional Bank Collateral"); (iii) to make the payments hereinafter set forth; (iv) to satisfy in full the Company Obligations on or before the expiration of the Forbearance Period; (v) that upon the expiration or termination of the Forbearance Period pursuant to the terms hereof, the Bank shall have the unconditional and absolute right to recover payment in full of the Company Obligations to the extent not theretofore satisfied in full, and to exercise any and all rights and remedies available under the Loan Documents or this Agreement without the necessity of further demand or acts of acceleration;
(vi) to provide the Bank with the additional reports and disclosures hereinafter identified and described; and (vii) to fully comply with the additional undertakings provided for hereunder.

     K. WHEREAS, as further inducement to the Bank to forbear as requested in this Agreement, the Company has advised the Bank of its ongoing negotiations for the infusion of additional capital and loans from Landmark Communications, Inc. and/or certain of its affiliates (collectively referred to as "Landmark") (the "Landmark Infusion").

     L. WHEREAS, the Company and Landmark have advised the Bank that the forbearance hereunder is a condition to the Landmark Infusion.

     M. WHEREAS, subject to the terms and conditions of this Agreement, the Bank has agreed to forbear from enforcing its rights under the Loan Documents during the Forbearance Period.

     N. WHEREAS, the parties hereto expressly acknowledge and agree that as of the date hereof, subject to the terms of this Agreement, the Bank has not waived, modified or released, directly or indirectly, expressly or impliedly any or all of its rights or remedies to enforce the terms of the Loan Documents or to otherwise seek collection of the Company Obligations, with all such rights being expressly reserved. Nothing contained in this Agreement shall be deemed or construed to be a waiver, modification, release or forbearance of any kind or nature whatsoever with respect to the Company Obligations, or the rights and remedies available to the Bank, except as expressly provided herein, and all such rights in favor of the Bank are expressly preserved and shall be deemed unaffected, valid and subsisting rights notwithstanding the execution and delivery of this Agreement.

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     O.   WHEREAS, the Bank and the Company have concluded that the execution by them of this Agreement is in their respective best interests, and acknowledge that the terms and provisions hereof are fair and reasonable, that each has had the benefit of legal counsel and each is receiving a substantial and valuable benefit if the transactions contemplated herein are consummated.

     NOW, THEREFORE, for and in consideration of the promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the performance of the mutual covenants hereinafter to be performed, IT IS AGREED as follows:

     1. Recitals. The recitals hereinbefore set forth constitute an integral part of this Agreement, evidencing the intent of the parties in executing this Agreement and describing the circumstances surrounding its execution. Accordingly, said recitals are, by express reference, made a part of this Agreement, and this Agreement shall be construed in the light thereof.

     2. Obligations and Deliveries of The Company. To induce the Bank to consent to this Agreement, the Company, with the intent and understanding that the Bank is expressly relying thereon, agrees to fully perform all of the following obligations and to make the following deliveries:

     (a)  Payment Obligations.

          (i) Payments Under The Loan Documents - During the Forbearance Period, the Company shall timely remit all payments of principal and interest required under the Loan Documents;

          (ii) Additional Monthly Payments - Subject to paragraph 2(a)(iii) below, the Company shall remit additional monthly payments to the Bank in the amount of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) (the "Additional Monthly Payments"). The Additional Monthly Payments shall be applied first, to the principal balance under the September Note and second, to the principal balance under the October Note. The Company shall make the Additional Monthly Payments on or before the fifteenth day of each month, commencing on July 15, 2001 and continuing through and including December 15, 2002, or until the Company Obligations are satisfied in full; and

          (iii) Reduction of Additional Monthly Payments - If, at any time, the Company Obligations, other than the obligations under the LCS, are paid in full, the Additional Monthly Payments shall be reduced to Seventy-Five Thousand and 00/100 Dollars ($75,000.00) (the

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"Reduced Additional Monthly Payments"). In such event, the Reduced Additional
Monthly Payments shall be held by the Bank as cash collateral to secure the obligations under the LCS. The Reduced Additional Monthly Payments shall be further reduced on a dollar for dollar basis by the amount that the aggregate obligations under the LCS are reduced during the period the LCS remain outstanding (the obligations described in subparagraphs 2(a)(i), 2(a)(ii) and 2(a)(iii) shall collectively be referred to as the "Continuing Payment Obligations").

     (b) Reports - Simultaneous with the execution of this Agreement and throughout the Forbearance Period, the Company shall provide to the Bank with:
(i) a monthly report of all sales and collections; (ii) monthly cash flow projections; (iii) a certificate signed by a duly authorized representative of the Company, on a bi-weekly basis, setting forth: (A) the amount of all cash balances in accounts held at the Bank; plus (B) an amount equal to eighty percent (80%) of all "Eligible Accounts," as that term is defined in Section 4.1 of the Loan Agreement, the terms of which are expressly incorporated herein by reference (collectively, the "Collateral Base Certificate"), provided however, the provisions of paragraph 4.1 with respect to the Bank's right to reduce the percentage of unpaid invoice amounts to total invoice amounts shall not apply during the Forbearance Period ((A) and (B) are hereinafter collectively referred to as the "Collateral Base Assets"); and (iv) a monthly line-item budget, setting forth the anticipated expenditures during the Forbearance Period. Notwithstanding the foregoing, the Company and the Bank agree that from the date hereof to and including the receipt by the Company of the "Initial Landmark Contribution" (as below defined) but in no event after July 31, 2001, the Collateral Base Certificate may also include as "Eligible Accounts" those accounts for which services have been rendered but not yet invoiced, subject to reconciliation in the ordinary course of business between the Company and its customers (the "Additional Eligible Accounts"), provided, however, in the event any such services not invoiced are subject to a dispute by the customer or other third parties, then in such event, the Company agrees that such services shall be excluded as Additional Eligible Accounts immediately upon the Company receiving any notice of a dispute. The Company shall provide a separate report on a bi-weekly basis setting forth the Additional Eligible Accounts. The Company expressly acknowledges that from and after the earlier of August 1, 2001 or the date the Company receives the Initial Landmark Contribution, the Additional Eligible Accounts shall no longer be included in the Collateral Base Certificate as part of the Collateral Base Assets. (The Collateral Base Certificate which the Company delivered to the Bank on or about June 12, 2001, shall hereinafter be referred to as the "Initial Collateral Base Certificate").

     (c) Deposits - During the Forbearance Period, the Company shall deposit all of its receipts and all other funds of the Company of any kind or nature shall be deposited and held in one or more accounts at the Bank, provided the foregoing obligation shall not apply to the existing Certificate of Deposit in the amount of Seventy-Five Thousand Nine Hundred Thirty and 10/100 Dollars ($75,930.10) held at Midwest Guaranty Bank;

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     (d) Compliance With Loan Documents - The Company agrees to fully comply with those terms and conditions of the Loan Documents identified in Paragraph 4(k) of this Agreement and the Continuing Payment Obligations;

     (e) Reaffirmation and Restatement of Loan Documents, Bank Collateral and Additional Bank Collateral - Upon request of the Bank, the Company shall execute and/or deliver any and all documents reasonably requested by the Bank consistent with terms of this Agreement: (A) to restate and reaffirm the Loan Documents and the Company Obligations; and (B) to document and perfect the security interests of the Bank in and to Bank Collateral and the Additional Bank Collateral;

     (f) Access - The Company shall provide the Bank and its agents with unlimited access upon forty-eight (48) hour prior notice, during normal business hours, to any and all books and records (including all outstanding contracts with account debtors) of the Company for purposes of enabling the Bank to review and inspect such books and records, any of which the Bank shall be entitled to copy at its expense. The Company and its agents and employees shall fully cooperate in the production of such books and records and in the production and preparation of such additional financial information as the Bank shall reasonably request;

     (g) Landmark Infusion - The Company shall immediately, and from time to time hereafter, forward to the Bank all documents relating to the Landmark Infusion. This undertaking shall specifically include the obligation to deliver to the Bank, on or before June 15, 2001, a fully executed term sheet for the Landmark Infusion.

     (h) Grant of Lien in Additional Bank Collateral and Amendment to Loan Agreement - Paragraph 3.1 of the Loan Agreement is hereby amended to provide as follows:

     To secure the prompt payment to Bank of Borrower's Liabilities and the prompt, full and faithful performance by Borrower of all of the provisions to be kept, observed or performed by Borrower under this Agreement and/or the Other Agreements, Borrower grants to Bank a security interest in and to, and collaterally assigns to Bank, all of Borrower's property, real or personal, tangible or intangible, wherever located, whether now or hereafter existing, owned, licensed, leased (to the extent of Borrower's leasehold interest therein), consigned (to the extent of Borrower's ownership therein), arising and/or acquired, including, without limitation, all of Borrower's:

          (i) all accounts and accounts receivable including, without limitation, accounts as defined the UCC, credit card receivables, notes, drafts acceptances, any and all now existing or hereafter arising rights to payment or amounts due Borrower in the form of obligations or receivables from whatever source for services rendered for products sold or leased, or credit extended, whether or not such rights have been earned by performance (individually, and collectively referred to as "Accounts");

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          (ii) all chattel paper including, without limitation, electronic chattel paper and tangible chattel paper, supporting obligations, tax refunds, tax refund claims, contract rights, leases, leasehold interests, rents, revenues, letters of credit, instruments, documents, documents of title, letter of credit rights, promissory notes, notes secured by real estate, and beneficial interests;

          (iii)all general intangibles, including without limitation: choses in action, software, payment intangibles, health care insurance receivables, causes of action, corporate or other business records, contract rights to payment under a contract not yet earned by performance and not yet evidenced by an instrument or chattel paper, warranty claims, rights and claims against carriers and shippers, rights to indemnification and the like, proceeds of insurance covering the lives of key employees on which Borrower is beneficiary, all licenses, permits, agreements of any kind or nature pursuant to which Borrower possesses, uses, or has authority to possess or use, property (whether tangible or intangible) of others or others possess, use, or have authority to possess or use which are property (whether tangible or intangible) of Borrower, and any letter of credit, guaranty, security interest, lien rights or other security held by or granted to Borrower to secure payment by a party who is obligated on or under an Account, and all other intangible personal property of Borrower of every kind and nature (other than Accounts) now owned or hereafter acquired;

          (iv) all general and commercial tort claims, including, without limitation, the general and commercial tort claims described on
               Schedule 1 attached hereto;

          (v) all intellectual property of Borrower, including without limitation the intellectual property described on Schedule 2 attached hereto and further including all inventions, developmental ideas, designs, concepts, proprietary processes, diagrams, plans, reports, charts, catalogs, manuals, technical data, patents, patent applications, patents pending, service marks, trademarks, trademark applications, trade names, trade styles, trade secrets, goodwill, royalties, registrations, related computer software programs and applications (including the source and object codes therefore), computer records, rights of access to computer service bureaus, service bureau contracts, computer data, tapes, disks, semi-conductors, chips, and printouts, copyrights, mask work rights and interests, user, technical, reference, and other manuals and materials, product formulas, blueprints, drawings, engineering drawings, copyrights, copyright applications licenses, franchises and customer lists and to the extent not described above, all general intangible property of the Borrower in the nature of intellectual property;

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          (vi)   all goods whose sale, lease or other disposition by Borrower have given rise to Accounts and have been returned to or repossessed or stopped in transit by Borrower;

          (vii) all investment property of Borrower, including, without limitation, certificated and uncertificated securities, securities accounts, commodities accounts, commodities contracts, security certificate and securities entitlements;

          (viii) all goods, including without limitation all consumer goods, inventory (as further described below), machinery, equipment, and any and all accessions, parts and appurtenances thereto whether presently owned or hereafter acquired by Borrower and further including, without limitation, vehicles, fixtures, trade fixtures, as-extracted collateral, and farm products;

          (ix) all of Borrower's now owned and hereafter acquired, and wheresoever located inventory, including without limitation, any and all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are used or consumed in Borrower's business or are or might be used in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods, merchandise and other personal property and other personal property furnished under any contract of service or intended for sale or lease, and all documents of title or documents representing the same;

          (x) all liens, guaranties and other remedies, rights and privileges pertaining to any of the Collateral (as that term is used in the Loan Agreement);

          (xi) all monies, reserves, deposits, deposit accounts and interest or dividends thereon, cash or cash equivalents;

          (xii)  all automobiles, trucks, trailers and other vehicles;

          (xiii) all stocks and interests in incorporated and unincorporated businesses, interests in partnerships and joint ventures;

          (xiv) all property now or at any time or times hereafter in the possession, or under the control of Bank or its bailee;

          (xv) all customer lists, tax refunds and abatements, goodwill, and compensating balances;

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          (xvi)   all personal property of Borrower;

          (xvii) all accessions to the foregoing, and all substitutions, renewals, improvements and replacements of and additions to the foregoing;

          (xviii) all insurance claims and proceeds, refunds, and premium rebates, including without limitation, proceeds of fire and credit insurance, whether any of such proceeds, refunds, and premium rebates arise out of any of the foregoing (i)-(xvii);

          (xix) all books, records, information, and computer records in any way relating to the Collateral (as that term is defined in the Loan Agreement), and all property in which such books, records, and information are stored, recorded, and maintained;

          (xx) all products and proceeds of the foregoing including, without limitation, litigation proceeds and proceeds of insurance policies insuring the Collateral (as that term is defined in the Loan Agreement); and

          (xxi) to the extent not otherwise described above, all collateral as defined and/or described in the Loan and Security Agreement executed between Landmark and the Company in connection with the Landmark Infusion.

     The terms used in the Amendment to identify the Additional Bank Collateral shall also include and encompass without limitation the same meanings as are assigned to such terms under Article Nine of the Illinois Commercial Code presently in effect and as thereafter revised by Public Act 87-1047 upon its enactment, provided, however, for purposes of the balance of the provisions of the Loan Agreement, the definition of Accounts in Paragraph 1.1A of the Loan Agreement shall apply. The Company expressly acknowledges that it intends to herein grant to the Bank a first lien and security interest in all of its assets and properties and to exclude nothing hereunder, and that the foregoing description of Additional Bank Collateral and the definitions contained herein or incorporated by reference hereunder shall be read and construed in the broadest possible sense, and that it shall execute such additional documents and take such additional action as may be necessary should the Bank determine in its discretion that the language hereunder, including the granting language, should be expanded, clarified or otherwise amended for the purpose of insuring that all assets and properties of the Company, whether now or hereafter existing, are included within its scope, and any and all additional security interests, liens, encumbrances or claims which may hereafter be granted by the Company shall be deemed to be Additional Bank Collateral. The security interests granted and described herein, shall continue to attach to the Additional Bank Collateral notwithstanding any sale, exchange or disposition of the Additional Bank Collateral or any part thereof by the Borrower.

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     (i) Acknowledgment With Respect To Landmark - The Company acknowledges and agrees that it will not accept any funds from Landmark or grant any liens, interests, claims or encumbrances to Landmark, prior to the execution and delivery by the Bank and Landmark of the "Landmark Intercreditor Agreement" (as below defined). The Company acknowledges and agrees that this obligation shall apply to any third parties who elect to invest and/or advance funds to the Company as part of the Landmark Infusion.

     3.  Bank's Obligations.

     (a) Forbearance Against The Company:

          (i) Conditions of Forbearance. Conditioned upon and subject to: (i) the execution of this Agreement by all parties hereto; and (ii) the execution and delivery by Landmark of an Intercreditor (Subordination) Agreement in the form attached hereto as Exhibit A (the "Landmark Intercreditor Agreement"), the Bank agrees to forbear under the Terms of Forbearance as set forth below against the Company during the Forbearance Period. Thereafter, any further forbearance against the Company shall be in the Bank's sole and exclusive discretion and nothing herein contained shall be deemed as a commitment or obligation on the Bank's part to forbear beyond the end of the Forbearance Period; and

          (ii) Terms of Forbearance. The Bank agrees that, during the Forbearance Period, and only during such time, as provided in this Agreement, it shall forbear and refrain from exercising any of its rights and remedies against the Company under the Loan Documents (including with respect to any funds delivered to the Company as a result of the Landmark Infusion) and/or from seeking to recover the Company Obligations.

     (b)  LCS:

          (i) Kearney LC - The Bank agrees to renew the Kearney LC through December 31, 2002, pursuant to the terms thereof;

          (ii) Michigan Trust LC 1 - The Bank agrees to renew the Michigan Trust LC 1 through and including December 30, 2002, pursuant to the terms thereof;

          (iii) Michigan Trust LC 2 - The Bank agrees to renew the Michigan Trust LC 2 through and including December 31, 2002, pursuant to the terms thereof and further agrees to modify the step-down amounts and periods as follows: July 1, 2001 through April 30, 2002 - $703,171.00; and May 1, 2002 through December 31, 2002 - $527,378.00;

          (iv) Park LC - The Bank agrees to renew the Park LC through and including December 31, 2002, pursuant to the terms thereof;

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          (v) New Michigan Trust LC - The Bank agrees that it will issue an additional letter of credit in favor of the Michigan Trust under terms and conditions acceptable to the Bank, which shall expire on December 31, 2002, in the amount of up to Two Hundred Thirty Seven Thousand and 00/100 Dollars ($237,000.00) (the "New Michigan Trust LC"). Prior to the issuance of the New Michigan Trust LC, the Company shall be obligated to deliver to the Bank cash collateral from sources other than the Bank Collateral or the Additional Bank Collateral in the face amount of the New Michigan Trust LC, which shall be held by the Bank to secure the New Michigan Trust LC (the "New Michigan Trust LC Cash Collateral"). The New Michigan Trust LC Cash Collateral shall be treated as cash for purposes of the Collateral Base Certificate; and

          (vi) Acknowledgment by the Company - The Company acknowledges that notwithstanding the terms of any of the LCS, the Bank shall have no obligation to extend the expiration dates beyond December 31, 2002. The Company further acknowledges that unless the beneficiaries under the LCS agree to the execution of an amendment to the respective LCS, in form and substance acceptable to the Bank, which acknowledges the December 31, 2002 expiration date, the Bank shall be entitled to give a notice of nonrenewal as provided in the LCS, which notice shall be given no earlier than within fifteen (15) days prior to the commencement of the applicable notice period, and/or to allow the LCS to expire or be drawn upon in accordance with their respective terms prior to December 31, 2002. Should the LCS or any of them be drawn under this provision or otherwise, the Company shall be obligated to remit to the Bank within seven (7) business days thereafter, a sum which is equal to the amount drawn (the "LC Reimbursement Obligation").

     (c) Absence of Further Advances: The Bank and the Company agree that, notwithstanding the definition of Company Obligations herein, from and after the date of this Agreement, unless otherwise agreed by the Company, the Bank and Landmark (for so long as the Landmark Intercreditor Agreement remains in effect), the Bank shall not advance funds nor shall it be required to advance funds to the Company. The Company acknowledges and agrees that the restrictions in this paragraph shall not apply to the accrual of interest upon the Company Obligations, or the incurrence of reasonable attorneys' fees, costs or expenses under or in connection with the Loan Documents, this Agreement, the Landmark Intercreditor Agreement, the Bank Collateral, the Additional Bank Collateral or the Company Obligations, all of which may be advanced by the Bank and added to the Company Obligations.

     (d) Termination of Forbearance: The Bank's obligation to forbear as provided under Paragraph 3(a)(ii) above, shall terminate on the earlier of: (1) the expiration of the Forbearance Period; or (2) the occurrence of a "Forbearance Termination Event" as hereinafter defined in Section 4 of this Agreement.

     4. Forbearance Termination Events. Upon the occurrence of any of the events listed below, the Company shall be in default hereunder and should the Company fail to cure such default in the manner and within the applicable period set forth below, the Forbearance Period shall terminate and the Bank shall be immediately entitled to exercise any and all rights under the Loan Documents and hereunder, and to recover the Company
Obligations:

     (a) The Company fails to remit a payment required under the Continuing Payment Obligations and does not cure such failure to pay within five (5) business days after the Company and Landmark receive written notice from the Bank (the "Monetary Cure Period"), provided, however, that should the Company default in any of the Continuing Payment Obligations for three (3) consecutive months, neither the requirement of notice nor the Monetary Cure Period shall not apply to any subsequent defaults in payment;

     (b) The Company fails to comply with any of the terms and provisions contained in this Agreement, including the provisions of the Loan Documents enumerated in Paragraph 4(k), and does not cure such failure to comply within fourteen (14) days after the Company and Landmark receive written notice from the Bank;

     (c) There is a bankruptcy, receivership, reorganization or other insolvency proceeding instituted by the Company;

     (d) There is a bankruptcy, reorganization or other insolvency proceeding instituted against the Company, which is not dismissed within sixty (60) calendar days from the date of filing, provided however, nothing contained herein shall preclude the Bank from participating as a creditor in such proceeding to the fullest extent permitted by applicable law;

     (e) There is a receiver appointed for the Company or a material portion of any or all of the assets of the Company, and such appointment is not stayed or reversed within sixty (60) calendar days of the entry of the applicable court order;

     (f) A material portion of the assets of the Company are seized, attached, subjected to a writ or lien of any kind or nature, or levied upon by any third parties, which seizure, attachment, writ, lien, or levy is not released within thirty (30) days thereafter;

     (g) There is litigation commenced against the Company involving a material portion of the assets of the Company and the Company fails to file a responsive pleading which asserts a good faith defense within the applicable time limits prescribed therein as may be extended by order of court or agreement of the parties, or fails to have the proceeding dismissed within that time or otherwise fails to defend such action in good faith, or notwithstanding the assertion of a good faith defense, there is a judgment entered in such proceeding;

     (h) The entry of a monetary judgment against the Company in an amount in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00), which is not stayed, dismissed or released prior to the time in which a stay may be obtained within the applicable time limits prescribed in the pending action, so long as there has not been any action commenced to enforce the judgment;

     (i) In the event Landmark seeks to foreclose, liquidate its interest in, take possession of (without the consent of the Bank), or otherwise enforce its rights against the "Landmark Collateral," as defined in the Landmark Intercreditor Agreement, or Landmark initiates an action to obtain a monetary judgment with respect to the Landmark Indebtedness, or Landmark otherwise violates its obligations to the Bank under the Landmark Intercreditor Agreement with respect to the Bank Collateral, the Additional Bank Collateral or the obligation to remit cash received from the Company as provided therein;

     (j) The Company has not received from Landmark, in good and sufficient funds, in the form of loans or equity infusions, an amount not less than Ten Million and 00/100 Dollars ($10,000,000.00) in the aggregate, less related costs and expenses, which for purposes of this paragraph 4(i) and paragraph 4(n) below, shall not exceed Two Million and 00/100 Dollars ($2,000,000.00) in the aggregate (the "Net Cost Maximum"), within ten (10) business days following approval of the Landmark Infusion by the shareholders of the Company, and in no event later than December 31, 2001;

     (k) The Company fails to comply with any of the following provisions of the Loan Agreement, as the same may be amended by this Agreement: 3.4; 3.6; 3.10; 4.1; 4.2; 4.4; 5.1, provided the Bank acknowledges that the current insurance of the Company is in compliance with this provision; 5.2; 6.2 (excluding the "Landmark Indebtedness" and the "Landmark Collateral" as defined in and governed by the terms of the Landmark Intercreditor Agreement); 6.3, provided a "going concern" qualification in the accountants' report shall not constitute a default hereunder; and 8.13, and does not cure such failure to comply within fourteen
(14) days after Landmark and the Company receive written notice from the Bank;

     (l) (i) The Collateral Base Certificate submitted to the Bank on or around June 30, 2001, reflects that the aggregate amount of the Collateral Base Assets has decreased in an amount greater than twelve percent (12%) of the amount of the Collateral Base Assets set forth in the Initial Collateral Base Certificate (an "Initial Certificate Default"). In such event, the Company or Landmark shall have five (5) business days following receipt by the Company and Landmark of notice from the Bank (the "Initial Certificate Cure Period") to restore the Collateral Base Assets to an amount equal to or greater than the amount of the Collateral Base Assets reflected in the Initial Collateral Base Certificate (the "Initial Cure Amount") (such restoration may be effected in the same manner as the "cure" in paragraph 4(m)(i) below).

          (ii) The June 30, 2001 certificate test under subsection (i) of this paragraph 4(l) shall be the sole test with respect to the Collateral Base Assets until the receipt by the Company of the Initial Landmark Contribution, at which time the provisions of paragraph 4(m) shall apply.

     (m) (i) The aggregate amount of the Collateral Base Assets, as set forth under the Collateral Base Certificate, is less than the aggregate amount of the Company Obligations then outstanding (the "Certificate Shortfall") and the Company or Landmark fails to cure the Collateral Shortfall within forty-five (45) days after the Company and Landmark receive written notice from the Bank of such Collateral Base Certificate Default (the "Certificate Cure Period"). If the Certificate Shortfall occurs as a result of acts or expenditures by the Company outside of the ordinary course of its business, the Certificate Cure Period shall be modified in the manner below provided. Without limiting the scope or generality of the term "ordinary course of business" the Company expressly acknowledges that the following acts or expenditures shall be deemed outside the ordinary course of business: (A) the acquisition by the Company of all or any portion of the assets or stock of any third party exceeding One Million and 00/100 Dollars ($1,000,000.00) in the aggregate in any calendar year; or (B) any capital expenditures by the Company which in any calendar quarter exceed Seven Hundred Fifty Thousand and 00/100 ($750,000.00). In the event of an occurrence of a Certificate Shortfall as a result of acts or expenditures of the Company outside the ordinary course of business, the Company or Landmark shall have five (5) business days to cure such default after the Company and Landmark receive written notice from the Bank. For purposes of paragraphs 4(l) and 4(m), the term "cure" shall consist of: (A) the reduction of the Company Obligations; (B) the increase in "Eligible Accounts;" (C) the deposit of cash into accounts at the Bank, in an amount sufficient to eliminate the Certificate Shortfall; or (D) the submission of a "Shortfall Guaranty" (defined below). For purposes of this paragraph 4(m), each "Standby Landmark Obligation" (defined below) shall be included in the Collateral Base Assets, except in the event Landmark fails to timely remit the "Landmark Shortfall Payment" (as below defined).

          (ii) Landmark shall have the additional right but not the obligation to cure the Initial Certificate Default and/or any or all of the Certificate Shortfalls by submitting to the Bank, prior to the expiration of the applicable Certificate Cure Period, a continuing unconditional guaranty, in the Bank's usual and customary form (conformed to be consistent with the terms of this Agreement and the Landmark Intercreditor Agreement), in the amount of the Initial Cure Amount or, where a Certificate Shortfall has occurred, in the amount of the Certificate Shortfall reflected in the most recent Collateral Base Certificate submitted to the Bank prior to Landmark's delivery of the guaranty (the "Shortfall Guaranty"). The Bank will not make a demand or claim under, or otherwise commence an action to enforce, a Shortfall Guaranty unless within one hundred twenty (120) days of the delivery of the Shortfall Guaranty: (A) Landmark fails to replace such Shortfall Guaranty with an irrevocable letter of credit of like amount in form and substance reasonably acceptable to the Bank, which shall be renewed from time to time (the "Landmark LC Obligation"); or (B) Landmark fails to remit to the Bank the Initial Cure Amount or the Certificate Shortfall (the "Landmark Shortfall Payment") as the case may be. In the event the Bank does not receive the Landmark LC Obligation or the Landmark Shortfall Payment, and provided there is an Initial Certificate Default or a Certificate Shortfall then outstanding, the Bank's obligation to forbear under this Agreement shall terminate immediately. If after the issuance of a Shortfall Guaranty and/or a Landmark LC Obligation, the Company submits three consecutive Collateral Base Certificates which do not reflect the existence of a Certificate Shortfall (excluding solely for purposes of this sentence all Standby Landmark Obligations), the Bank shall cancel and return all Shortfall Guaranties and Landmark LC Obligations (collectively, the "Standby Landmark Obligations") then outstanding. No Landmark LC Obligation shall be drawn unless the Bank's obligation to forbear under this Agreement terminates and the Company Obligations are not satisfied within one hundred twenty days (120) following such termination, provided, however, the Bank shall be entitled to draw upon the Landmark LC Obligations prior to their expiration if not timely renewed.

          (iii) The provisions of this paragraph 4(m) shall not apply unless and until the Company receives the Initial Landmark Contribution.

     (n) The failure of the Company to deliver to the Bank, a fully executed Landmark Intercreditor Agreement on or before the date of this Agreement;

     (o) The failure of the Company and Landmark to execute and deliver all documents necessary to memorialize and set forth the terms of the Landmark Infusion by August 31, 2001 (the "Landmark Infusion Documents");

     (p) The Company has not yet received from Landmark good and sufficient funds in an amount not less than Five Million and 00/100 Dollars ($5,000,000.00) in the aggregate, less related costs and expenses, subject to the Net Cost Maximum, at the time the Landmark Infusion Documents are executed but, in no event later than July 31, 2001 (the "Initial Landmark Contribution"); and

     (q) The failure of the Company to timely remit the LC Reimbursement Obligation within five (5) business days after the Company and Landmark receive written notice from the Bank.

(collectively, the "Forbearance Termination Event(s)").

     5. Negative Pledge Agreement. The Company agrees that other than in the ordinary course of business, it shall not cause or permit title to any of the Bank Collateral or the Additional Bank Collateral to be sold, transferred, conveyed, exchanged or otherwise disposed of, without having first obtained the prior written consent of the Bank, which shall be given or withheld in the Bank's sole and absolute discretion.

     6. Acknowledgment, Estoppel and Release. The Company absolutely, unconditionally, irrevocably and unequivocally covenants, acknowledges and agrees with the knowledge that the Bank is expressly relying thereon as an express and material inducement to the forbearance agreed to herein as follows:

     (a) Upon the expiration of the Forbearance Period, the Bank shall have the unconditional and absolute right to recover the unsatisfied portion of the Company Obligations in full, which obligations shall be immediately due and payable, and to enforce all rights and remedies under the Loan Documents, or this Agreement, in law or in equity;

     (b) The terms of the Loan Documents, including, but not limited to, the Company Obligations, and the validity and first priority of the liens and security interests in and to the Bank Collateral and the Additional Bank Collateral are hereby affirmed and ratified by the Company, and it is acknowledged and agreed that the same are in full force and effect and are unconditionally binding and enforceable against the Company in accordance with their respective terms;

     (c) The Company does not possess any claims, defenses, offsets, recoupments or counterclaims of any kind or nature against the enforcement or validity of any of the Loan Documents, this Agreement or the Company Obligations (collectively, the "Claims"), nor does the Company now have knowledge of any facts that would give rise to any such Claims. In the event there now exists facts that would give rise to any Claims against or with respect to the enforcement of the Loan Documents, this Agreement or the Company Obligations, the Company hereby absolutely, unconditionally, irrevocably and unequivocally waives and fully releases any and all such Claims to the same extent as if such Claims were the subject of a lawsuit, adjudicated to a conclusion in favor of the Bank and dismissed therein with prejudice;

     (d) The Bank has a first and superior, valid, perfected and enforceable security interest, upon and against all of the Bank Collateral and the Additional Bank Collateral and there are no security interests, liens, claims or encumbrances against the Bank Collateral or the Additional Bank Collateral, except with respect to the possible liens and security interests of Midwest Guaranty Bank in and to certain equipment of the Company, and with respect to the security interests and liens to be granted to Landmark pursuant to the Landmark Infusion, subject to the Landmark Intercreditor Agreement;

     (e) Through and including June 8, 2001, there is due and owing under the October Note the principal amount of One Million One Hundred Eighty Six Thousand Two Hundred Eighty Two and 00/100 Dollars ($1,186,282.00), plus interest which continues to accrue on a daily basis at the rates and in the manner set forth in the October Note, and any and all other expenses, charges, costs and fees incurred or to be incurred by the Bank in connection with this Agreement and/or the Loan Documents, and which amount is further in addition to the contingent balances under the LCS in the aggregate amount of One Million Seven Hundred Forty Six Thousand Six Hundred Sixty Six and 25/100 Dollars ($1,746,666.25) (not including any balances resulting from the issuance of the New Michigan Trust
LC), and to any overdrafts which may be currently outstanding as of the date of this Agreement;

     (f) Through and including June 8, 2001, there is due and owing under the September Note the principal amount of One Million Eight Hundred Sixty Nine Thousand Four Hundred Seventy Nine and 13/100 Dollars ($1,869,479.13), plus interest which continues to accrue on a daily basis at the rates and in the manner set forth in the September Note, and any and all other expenses, charges, costs and fees incurred or to be incurred by the Bank in connection with this Agreement and/or the Loan Documents, and which amount is further in addition to any overdrafts which may be currently outstanding as of the date of this Agreement;

     (g) There is no obligation of the Bank of any kind or nature: (i) to provide any financial accommodations to the Company, other than as specifically provided herein; or (ii) to forbear in any manner whatsoever, upon the expiration of the Forbearance Period;

     (h) The Company, for itself and its predecessors, successors and assigns, and each of them, (the "Releasors"), does hereby absolutely, unconditionally, irrevocably and unequivocally remise, release and forever discharge the Bank, Banc One, N.A., Banc One Investment Advisors Corporation, and Bank One Trust Company, N.A., and their respective predecessors, successors and assigns, and its officers, directors, shareholders, employees, attorneys, agents, representatives, predecessors, affiliates and each of their respective successors and assigns (collectively, "Releasees"), from and against all manners of action, causes of action, suits, debts, accounts, promises, warranties, damages and consequential damages, demands, agreements, bonds, bills, specialties, covenants, controversies, variances, trespasses, judgments, executions, costs, expenses or claims whatsoever, in law or in equity, whether presently known to Releasors or whether not known, including, but not limited to, all claims arising out of, under, or relating to the Loan Documents, this Agreement, the Bank Collateral or the Additional Bank Collateral (collectively, the "Released Claims"), which Releasors, or any of them, now have or ever had, or can, shall or may have against Releasees, upon or by reason of any manner, cause or thing whatsoever on or at any time prior to the date of these presents, it being the intention of each of the Releasors to reserve nothing whatsoever hereunder with respect to Releasees and to assure Releasees their peace and freedom from all Released Claims; and

     (i) The invalidity or unenforceability of any provision in this Agreement or in one or more of the Loan Documents shall in no way affect the validity or enforceability of any other provision.

     7. Representations and Warranties. The Company represents and warrants with the intent that the Bank is expressly relying thereof as follows:

     (a) The Company is a Michigan corporation duly organized and existing in good standing under the laws of the state of Michigan and as a foreign corporation not in good standing under the laws of the state of Illinois and has full power and organizational authority to enter into this Agreement and to consummate the transactions contemplated herein. All necessary governance action has been taken in order to authorize the execution, delivery and performance of this Agreement; and

     (b) The execution, delivery and performance of this Agreement does not, and shall not violate any provision of any applicable law, regulation, judgment, order, partnership agreement, operating agreement, trust agreement, or by-laws, as the case may be, or any other agreement or instrument by which the Company or its properties are bound.

     8. Payment of Costs. The Company agrees to pay within ten (10) days after demand:

     (a) all reasonable attorneys' fees incurred by the Bank in connection with the negotiation and documentation of this Agreement, and all other reasonable, out-of-pocket expenses, charges, costs and fees referred to in, necessitated by or otherwise relating to this Agreement (collectively, the "Costs"), all of which Costs shall be considered to be part of the Company Obligations; and

     (b) All reasonable attorney's fees, costs and expenses as provided in the Loan Documents, which shall specifically include all appraisal fees charged to the Bank by Dovetail Bid.

     9. Binding Effect. Upon the execution and delivery of this Agreement by all parties hereto, the terms of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors or assigns, and to Landmark, which is an intended third party beneficiary hereof.

     10. Governing Law. This Agreement shall be deemed to have been made in the City of Chicago, State of Illinois, and shall be governed and controlled by the laws of the State of Illinois as to interpretation, enforcement, validity, construction, effect, and in all other respects, but without regard to internal choice of law provisions of the State of Illinois. The Company hereby absolutely, unconditionally, irrevocably and unequivocally agrees that, subject to the Bank's sole and absolute election, all actions or proceedings in any way, manner or respect, arising out of or from this Agreement, the Loan Documents, the Bank Collateral or the Additional Collateral, shall be litigated only in courts having situs within the City of Chicago, Illinois, and the Company hereby consents and submits to the jurisdiction of any local, state or federal court located within said city.

     11. Survival of Representations and Warranties. The representations, warranties and covenants contained herein shall survive the execution and delivery hereof and shall remain in full force and effect until a claim based thereon is barred by applicable statutes of limitation.

     12. Future Deliveries, Undertakings and Acknowledgments. The Company agrees to take such further action and to execute such additional documents as the Bank may now or hereafter reasonably require to effectuate the terms and conditions of this Agreement and the undertakings of the Company hereunder. The Bank acknowledges that upon the irrevocable satisfaction in full of the Company Obligations, it shall have no further rights to enforce the terms and provisions of the Loan Documents or this Agreement.

     13. Entire Agreement. This Agreement taken together with the Loan Documents, constitutes the entire agreement between the parties relating to the subject matter hereof and is the final and complete expression of their intent. No prior or contemporaneous negotiations, promises, agreements, covenants, representations of any kind or nature, whether made orally or in writing, have been made by the parties, or any of them, in negotiations leading to this Agreement or relating to the subject matter hereof, which are not expressly contained herein, or which have not become merged and finally integrated herein; it being the intention of the parties hereto that in the event of any subsequent litigation, controversy, or dispute concerning the terms and provisions of this Agreement, no party shall be permitted to offer to introduce oral or extrinsic evidence concerning the terms and conditions hereof that are not included or referred to herein and not reflected in writing. This Agreement may be changed, modified or amended only by a writing executed by the parties hereto. No conditions of any kind or nature exist to the legal effectiveness hereof, which shall be in full force and effect immediately upon execution and delivery by all parties hereto.

     14. Loan Documents Unaffected. Subject to the Bank's obligation to forbear and except as expressly set forth herein: (a) the Loan Documents shall remain in full force and effect in accordance with their respective terms; and (b) nothing contained in this Agreement shall: (i) modify or alter any of the terms or provisions in the Loan Documents in any manner whatsoever; (ii) cure, waive, release or postpone any defaults now or hereafter existing under the Loan Documents; (iii) establish a custom between any of the parties hereto; (iv) in any way waive, limit, or condition the rights of remedies of Bank under the Loan Documents; or (v) cause the

Bank to be or be deemed in control of the Company, its operations or properties, or to be acting as a "responsible person" with respect to the operation and management of the Company, or its properties.

     15. Strict Compliance. The failure of the Bank to insist upon strict compliance with any of the terms, covenants, or conditions of one or more of the Loan Documents or this Agreement, shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of such right or power at any time or times.

     16. Counterparts. This Agreement may be executed in one or more counterparts all of which taken together constitute one and the same instrument.

     17. Contract Review. All parties hereto agree that this Agreement has been thoroughly reviewed by counsel of their respective choice and, in the event of an ambiguity or conflict in the terms hereof, there shall be no presumption against the Bank as the drafter hereof.

     18. Captions. The captions incorporated herein are for convenience only, and do not in any way limit, amplify, or affect the terms or conditions hereof.

     19. Severability. The invalidity or enforceability of any provision in this Agreement or in one or more of the Loan Documents shall in no way affect the validity or enforceability of any other provision.

     20. Notice. Except as otherwise provided and limited in this Agreement, any notice required to be given pursuant to this Agreement shall be given by personal delivery, deposit in the United States Mail, postage prepaid, certified or registered mail, overnight mail or via telecommunication to the following parties:

     If to the Company:
     CoolSavings.com Inc.
     360 North Michigan Avenue,
     Chicago, Illinois 60601
     Attn: Robert Gorman
     Fax No. (312) 853-0456
          with a copy to:
          Peter Sugar, Esq.
          Louis P. Rochkind, Esq.
          Jaffe, Raitt, Heuer & Weiss, P.C.
          One Woodward Avenue, Suite 2400
          Detroit, Michigan 48226
          Fax No. (313) 961-8358

     If to the Bank:

     Mr. Michael E. Hayes
     First Vice-President
     American National Bank
     and Trust Company of Chicago
     120 South LaSalle Street, Sixth Floor
     Chicago, IL  60603
     Fax No. (312) 661-5906

          with a copy to:
          Howard L. Adelman, Esq.
          Henry B. Merens, Esq.
          Adelman, Gettleman, Merens,
          Berish & Carter, Ltd.
          53 W. Jackson Blvd., Suite 1050
          Chicago, IL  60604
          Fax No. (312) 435-1059

     If to Landmark:
     Guy R. Friddell, III, Esquire
     Executive Vice President and General Counsel
     Landmark Communications, Inc.
     150 W. Brambleton Avenue
     Norfolk, VA 23510
     Fax No. (757) 664-2164

          with a copy to:
          Thomas C. Inglima, Esq.
          Willcox & Savage, P.C.
          1800 Bank of America Center
          Norfolk, VA 23510
          Fax No. (757) 628-5566

     Any such notice shall be deemed validly served upon actual delivery thereof or upon acknowledgment or proof of receipt or upon the issuance of a confirmation of transmittal by the telecommunication device utilized by the sender, including by facsimile.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year written above.


AMERICAN NATIONAL BANK AND              COOLSAVINGS.COM INC., a Michigan
TRUST COMPANY OF CHICAGO, a             corporation
national banking association

By______________________________        By______________________________

  Its___________________________          Its___________________________